Exhibit 99.1

For Immediate Release

Contact: Anne Madison	Joseph M. Squeri
Vice President	Executive Vice President
Corporate Communications	and Chief Financial Officer
Tel: 301-592-6723	Tel: 301-592-5006

CHOICE HOTELS REPORTS 2nd QUARTER 2005 DILUTED EPS

GAIN OF 23% AND OPERATING INCOME INCREASE OF 16%

Domestic Unit Growth Increases 5.5%; New Domestic Hotel Franchise Contracts Rise 15%

SILVER SPRING, Md. (July 26, 2005) – Choice Hotels International, Inc., (NYSE:CHH) today reported the following highlights for the second quarter of 2005:

•	Diluted earnings per share for second quarter 2005 were $0.65, compared to $0.53 for the same period in 2004, a 23% increase;

•	Operating income increased 16% to $37.4 million for second quarter 2005 compared to $32.1 million for prior year;

•	Domestic unit growth increased 5.5%;

•	New hotel franchise contracts increased 15% for second quarter 2005 to 173, year-to-date new domestic hotel franchise contracts were up 19% to 276;

•	Franchising margins for second quarter 2005 increased to 63.3% from 61.5% for prior year;

•	Royalty revenues rose 12% and franchising revenues increased 13% for second quarter 2005, total revenues increased 14%;

•	Initial franchise and relicensing fees increased 26% for second quarter 2005;

•	Domestic system-wide revenue per available room (RevPAR) increased 5.1% to $37.95 for second quarter 2005 compared to prior year results;

•	The domestic hotel pipeline is up more than 19% to 471 hotels representing 36,058 rooms; the worldwide pipeline increased 19% to 563 hotels, representing 44,387 rooms;

•	Company increases full year 2005 guidance to $2.43 to $2.48; announces 2005 third quarter guidance of $0.82 to $0.85 diluted earnings per share.

-more-

“A strong economy, growing travel demand and heightened interest in our brands by hotel developers and owners contributed to excellent second quarter results,” said Charles A. Ledsinger, Jr., president and chief executive officer. “We experienced a 13% increase in franchising revenues and were able to expand our franchising margin for the quarter by 180 basis points to 63%.”

He added, “We continue to see strong demand for our conversion and new construction brands, underscored by a 26% growth in initial franchise and relicensing fees. We are optimistic that we are well positioned to benefit from continued strong consumer and developer demand for our brands in our competitive segments in 2005. Cambria Suites, our new upscale brand, is off to a great start with six deals executed in the 1st half.”

Second Quarter 2005 Performance

Choice reported second quarter 2005 net income of $21.5 million, or $0.65 diluted earnings per share (EPS), a 23% increase in diluted EPS over the same period in 2004.

Operating income for second quarter 2005 increased 16% from $32.1 million to $37.4 million. Franchising margins for the second quarter increased to 63.3% from 61.5% reported for the same period a year ago.

Royalty revenues for second quarter 2005 were $46.5 million, compared to $41.7 million for second quarter 2004, a 12% increase.

The company also reported total revenues of $122.4 million for second quarter 2005, compared to $107.2 million in second quarter 2004, an increase of 14%. Franchising revenues, which include royalty revenues, initial franchise and relicensing fees, partner services and other revenue, increased 13% in second quarter 2005 to $58.5 million from $51.8 million for the same period a year ago.

System-wide RevPAR was $37.95 for second quarter 2005, compared to $36.10 for the same period in 2004, a 5.1% increase.

For the second quarter of 2005, the effective royalty rate increased 5 basis points from 4.04% to 4.09%.

-more-

For the first six months of 2005, Choice reported net income of $33.5 million, or $1.01 diluted EPS, increases of 15% and 22% respectively over the $29.1 million and $0.83 diluted EPS reported for the first six months of 2004. Operating income through June 30, 2005 increased 17% to $59.7 million, compared to $51.0 million for the same period a year ago.

For the first half of 2005, royalty revenues grew 11% to $80.2 million from $72.4 million in the first half of 2004.

For the first half of 2005, total revenues were $213.7 million, an increase of 10% over the same period in 2004. Franchising revenues were $99.7 million, a 12% increase over the $88.9 million reported in the first six months of 2004. Franchising margins for the first six months of 2005 increased to 59.3% from 57.0% for the same period a year ago.

System-wide RevPAR was $33.32 for the six months ended June 30, 2005, compared to $31.62 for the same period in 2004, an increase of 5.4%.

The effective royalty rate for the first half of 2005 was 4.08%, a 5 basis point improvement from 4.03% for 2004

Unit Growth

The number of domestic Choice hotels on-line grew by 5.5% to 3,926 (317,477 rooms on-line) as of June 30, 2005, from 3,723 (301,182 rooms on-line) as of the same period a year ago. Net domestic franchise additions in second quarter 2005 were 58 compared to 35 for the same period in 2004. For the first six months of this year, net domestic franchise additions were 92, compared to 87 for the same period a year ago.

Choice executed 173 new domestic hotel franchise contracts representing 14,432 rooms in second quarter 2005, compared to 151 new contracts representing 13,094 rooms for the same period a year ago, increases of 15% and 10%, respectively. For the year through June 30, 2005, Choice has executed 276 new domestic hotel franchise contracts, representing 23,238 rooms, compared to 232 contracts, representing 19,987 rooms, for the same period in 2004, both increases of more than 16%.

-more-

These increases in executed contracts and an increase in the number of existing franchise relicensings have contributed to a 26% increase in initial franchise and relicensing fees for both the three and six months ended June 30, 2005, compared to the same periods in 2004.

For second quarter 2005, 59 contracts for new construction hotel franchises, representing 4,629 rooms, were executed, compared to 33 contracts, representing 2,226 rooms for the same period a year ago, increases of approximately 79% and 108% respectively. For the six months ended June 30, 2005, 93 contracts for new construction hotels representing 7,055 rooms were executed, representing increases of 55% and 71%, respectively, compared to 60 contracts, representing 4,136 rooms, for new construction hotels for the same period a year ago.

As of June 30, 2005, Choice had 471 hotels under development in its domestic hotel system, representing 36,058 rooms, compared to 395 hotels and 30,841 rooms at the same date in 2004, increases of 19% and 17% respectively,

As of June 30, 2005, the number of Choice hotels on-line worldwide grew 4.1% to 5,087 from 4,884 as of the same date a year ago. This growth represents an increase of 4.7% in the number of rooms open to 414,688 from 396,013. As of June 30, 2005, Choice had 563 hotels under development worldwide, representing 44,387 rooms, compared to 475 hotels, representing 37,997 rooms, at the same date in 2004.

Use of Free Cash Flow

The company has consistently used the free cash flow (cash flow from operations less capital expenditures) generated from its operations to return value to shareholders. This is primarily achieved through share repurchases and dividends.

For the six months ended June 30, 2005, the company purchased 0.3 million shares of its common stock at an average price of $60.05 per share for a total cost of $18.8 million. The company has remaining authorization to purchase up to 1.5 million shares. Since Choice announced its stock repurchase program on June 25, 1998, the company has purchased 32.8 million shares of its common stock at an average price of $20.75 per share and a total cost of $682 million.

-more-

For the six months ended June 30, 2005, the company paid $14.5 million of cash dividends to shareholders. The current annual dividend rate on the company’s common stock is $0.90 per share.

The company expects to continue to return value to its shareholders through a combination of share repurchases and dividends.

Third Quarter & Full Year 2005

The company’s third quarter diluted EPS is expected to be $0.82 to $0.85. These third quarter estimates assume the existing share count and RevPAR growth of approximately 6% to 7%. Full year diluted EPS is expected to be $2.43 to $2.48. These estimates assume the existing share count and RevPAR growth of approximately 5% to 6%.

Non-GAAP Financial Measures

Franchising revenues, franchising margins and free cash flows are non-GAAP financial measurements. These financial measurements are presented as supplemental disclosures because they are used by management in reviewing and analyzing the company’s performance. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (GAAP), such as total revenues, operating income margins and cash flows from operations. The company’s calculation of these measurements may be different from the calculation used by other companies and therefore comparability may be limited. The company has included exhibits accompanying this release that reconcile these measures to the comparable GAAP measurement.

Conference Call

Choice will conduct a conference call on Wednesday, July 27, 2005 at 10 a.m. Eastern time to discuss the company’s second quarter 2005 earnings. The call-in number to listen to the call is 1-877-209-0397. The conference call also will be Webcast simultaneously via the company’s Web site, www.choicehotels.com. Interested investors and other parties wishing to access the call on the Web should go to the Web site, click on the Investor Info link. The Investor Information page will feature a conference call microphone icon to access the call.

-more-

The audio of the call will be archived and available on www.choicehotels.com for those unable to listen to the call on July 27. It also will be archived and available for replay until August 27 by calling 1-800-475-6701. The access code for the replay is: 787326.

Choice Hotels International franchises more than 5,000 hotels, representing more than 400,000 rooms, in the United States and more than 40 countries and territories. As of June 30, 2005, 471 hotels are under development in the United States, representing 36,058 rooms, and an additional 92 hotels, representing 8,329 rooms, are under development in more than 40 countries and territories. The company’s Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites brands serve guests worldwide.

# # #

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. For further information on factors that could impact Choice the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its form 10-K for the period ended December 31, 2004.

Additional corporate information may be found on the Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com.

Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, MainStay Suites, Econo Lodge, and Rodeway Inn are proprietary trademarks and service marks of Choice Hotels International.

© 2005 Choice Hotels International, Inc. All rights reserved.

Exhibit 1

Choice Hotels International, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
REVENUES:

Royalty fees	$46,515	$41,677	$80,157	$72,386
Initial franchise and relicensing fees	6,591	5,231	10,902	8,619
Partner services	4,596	3,988	7,236	6,255
Marketing and reservation	62,730	54,417	111,853	103,728
Hotel operations	1,141	931	2,061	1,744
Other	842	924	1,454	1,671

Total revenues	122,415	107,168	213,663	194,403

OPERATING EXPENSES:

Selling, general and administrative	19,234	17,437	36,014	33,238
Depreciation and amortization	2,256	2,502	4,581	5,036
Marketing and reservation	62,730	54,417	111,853	103,728
Hotel operations	778	682	1,499	1,372

Total operating expenses	84,998	75,038	153,947	143,374

Operating income	37,417	32,130	59,716	51,029

OTHER INCOME AND EXPENSES:
Interest expense	3,872	2,808	7,479	5,356
Interest and other investment income	(404)	(85)	(273)	(398)
Equity in net income of affiliates	(155)	(91)	(354)	(276)
Gain on sale of assets	(53)	—	(186)	—

Total other income and expenses	3,260	2,632	6,666	4,682

Income before income taxes	34,157	29,498	53,050	46,347
Income taxes	12,609	10,995	19,503	17,250

Net income	$21,548	$18,503	$33,547	$29,097

Weighted average shares outstanding-basic	32,226	33,395	32,149	33,834

Weighted average shares outstanding-diluted	33,338	34,794	33,249	35,196

Basic earnings per share	$0.67	$0.55	$1.04	$0.86

Diluted earnings per share	$0.65	$0.53	$1.01	$0.83

Exhibit 2

Choice Hotels International, Inc.

Consolidated Balance Sheets

(In thousands)	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS

Cash and cash equivalents	$32,969	$28,518
Accounts receivable, net	37,324	34,611
Deferred income taxes	2,252	2,252
Other current assets	3,763	4,212

Total current assets	76,308	69,593

Fixed assets and intangibles, net	141,821	142,907
Receivable — marketing and reservation fees	32,173	21,683
Other assets	33,132	29,169

Total assets	283,434	263,352

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current portion of long-term debt	146	10,146
Other current liabilities	112,550	91,909

Total current liabilities	112,696	102,055

Long-term debt	304,812	318,557
Deferred income taxes	7,283	6,974
Other liabilities	43,770	38,819

Total liabilities	468,561	466,405

Total shareholders’ deficit	(185,127)	(203,053)

Total liabilities and shareholders’ deficit	$283,434	$263,352

Exhibit 3

Choice Hotels International, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Six Months Ended
	June 30, 2005	June 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$33,547	$29,097

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,581	5,036
Gain on sale of assets	(186)	—
Provision for bad debts	68	93
Non-cash stock compensation	2,561	1,835
Non-cash interest and other investment loss (income)	87	(16)
Equity in net income of affiliates	(354)	(276)

Changes in assets and liabilities:
Receivables	(2,778)	(1,583)
Receivable - marketing and reservation fees, net	(6,636)	8,283
Accounts payable	10,991	(916)
Accrued expenses and other	(2,240)	(5,940)
Income taxes payable	13,610	8,424
Deferred income taxes	309	(4,179)
Deferred revenue	4,255	4,296
Other current assets	449	305
Other liabilities	5,014	2,757

NET CASH PROVIDED BY OPERATING ACTIVITIES	63,278	47,216

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in property and equipment	(8,023)	(2,976)
Proceeds from disposition of assets	1,812	—
Issuance of notes receivable	(449)	(1,227)
Proceeds from sales of investments	2,834	2,041
Purchases of investments	(6,508)	(4,321)
Other items, net	(441)	(994)

NET CASH USED IN INVESTING ACTIVITIES	(10,775)	(7,477)

CASH FLOWS FROM FINANCING ACTIVITIES:

Principal payments of long-term debt	(73)	(9,656)
Net borrowings (repayments) pursuant to revolving credit facility	(23,704)	63,895
Debt issuance costs	(193)	—
Purchase of treasury stock	(18,843)	(79,729)
Dividends paid	(14,494)	(13,564)
Proceeds from exercise of stock options	9,255	4,272

NET CASH USED IN FINANCING ACTIVITIES	(48,052)	(34,782)

Net change in cash and cash equivalents	4,451	4,957
Cash and cash equivalents at beginning of period	28,518	20,714

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$32,969	$25,671

Exhibit 4

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL OPERATING INFORMATION BY BRAND

DOMESTIC HOTEL SYSTEM

(UNAUDITED)

	For the Quarter Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
COMFORT INN
Hotels	1,448	1,420	1,448	1,420
Rooms	114,023	111,667	114,023	111,667
Avg. Daily Rate	$67.32	$64.07	$65.58	$62.39
Occupancy %	61.7%	60.7%	55.7%	54.5%
RevPAR	$41.51	$38.89	$36.51	$34.03

COMFORT SUITES
Hotels	402	376	402	376
Rooms	31,648	29,610	31,648	29,610
Avg. Daily Rate	$77.37	$73.83	$75.65	$72.41
Occupancy %	67.3%	66.7%	61.5%	60.3%
RevPAR	$52.09	$49.24	$46.52	$43.69

QUALITY
Hotels	612	531	612	531
Rooms	61,783	54,769	61,783	54,769
Avg. Daily Rate	$64.39	$63.10	$62.17	$61.11
Occupancy %	55.0%	54.9%	49.5%	49.3%
RevPAR	$35.44	$34.64	$30.78	$30.14

CLARION
Hotels	155	153	155	153
Rooms	23,543	22,664	23,543	22,664
Avg. Daily Rate	$73.33	$72.24	$71.87	$70.57
Occupancy %	53.8%	53.4%	47.8%	47.4%
RevPAR	$39.46	$38.55	$34.35	$33.44

SLEEP
Hotels	317	310	317	310
Rooms	24,169	23,745	24,169	23,745
Avg. Daily Rate	$62.49	$59.18	$60.39	$57.28
Occupancy %	62.5%	61.6%	56.4%	55.1%
RevPAR	$39.07	$36.48	$34.06	$31.59

MAINSTAY
Hotels	28	26	28	26
Rooms	2,189	2,063	2,189	2,063
Avg. Daily Rate	$63.75	$59.79	$62.37	$58.59
Occupancy %	66.7%	62.2%	60.6%	57.6%
RevPAR	$42.55	$37.22	$37.80	$33.73

ECONO LODGE
Hotels	795	744	795	744
Rooms	49,741	45,722	49,741	45,722
Avg. Daily Rate	$49.68	$47.52	$48.13	$46.02
Occupancy %	48.4%	48.5%	43.6%	43.9%
RevPAR	$24.05	$23.02	$21.00	$20.20

RODEWAY
Hotels	169	163	169	163
Rooms	10,381	10,942	10,381	10,942
Avg. Daily Rate	$46.93	$51.37	$46.22	$49.55
Occupancy %	47.2%	47.6%	43.4%	43.0%
RevPAR	$22.15	$24.43	$20.05	$21.32

TOTAL CHOICE - DOMESTIC
Hotels	3,926	3,723	3,926	3,723
Rooms	317,477	301,182	317,477	301,182
Avg. Daily Rate	$65.30	$62.72	$63.51	$61.03
Occupancy %	58.1%	57.6%	52.5%	51.8%
RevPAR	$37.95	$36.10	$33.32	$31.62
Effective Royalty Rate	4.09%	4.04%	4.08%	4.03%

Exhibit 5

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF FRANCHISING REVENUES AND FRANCHISING MARGINS

(UNAUDITED)

(dollar amounts in thousands)	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Franchising Revenues:
Total Revenues	$122,415	$107,168	$213,663	$194,403
Adjustments:
Marketing and reservation revenues	(62,730)	(54,417)	(111,853)	(103,728)
Hotel Operations	(1,141)	(931)	(2,061)	(1,744)

Franchising Revenues	$58,544	$51,820	$99,749	$88,931

Franchising Margins:
Operating Margin:
Total Revenues	$122,415	$107,168	$213,663	$194,403
Operating Income	$37,417	$32,130	$59,716	$51,029

Operating Margin	30.6%	30.0%	27.9%	26.2%

Franchising Margin:
Franchising Revenues	$58,544	$51,820	$99,749	$88,931
Operating Income	$37,417	$32,130	$59,716	$51,029
Less: Hotel Operations	363	249	562	372

	$37,054	$31,881	$59,154	$50,657

Franchising Margins	63.3%	61.5%	59.3%	57.0%